UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2003

American Vantage Companies

(Exact name of registrant as specified in its charter)

Nevada	0-10061	04-2709807

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7674 West Lake Mead Boulevard — Suite 108, Las Vegas, Nevada	89128

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 227-9800

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EX-2.1
EX-10.1
EX-99.1

Item 2. Acquisition or Disposition of Assets.

On April 16, 2003, we, American Vantage Companies, acquired substantially all of the assets and business and certain of the liabilities of YaYa, LLC pursuant to an Asset Purchase Agreement, dated as of April 16, 2003, among YaYa, LLC, YaYa Media, Inc. and us. YaYa is an “end-to-end” interactive solutions provider, specializing in the creation and provision of advertiser-driven interactive games and marketing solutions. In addition to advertising applications, YaYa creates internet games for its clients to be utilized in employee-training programs and for internal communications solutions. YaYa Media, Inc. is a wholly-owned subsidiary of our company which we formed specifically to assume the YaYa, LLC assets, business and liabilities we purchased from YaYa, LLC and to continue YaYa’s business and operations.

The consideration paid by our company in acquiring the YaYa assets, business and liabilities consisted of 824,811 shares of our common stock and the assumption of liabilities totaling approximately $2.5 million, including loans aggregating $1.11 million in principal amount made by our company to YaYa, LLC in December 2002 and March 2003. We utilized our working capital in making our loans to YaYa, LLC.

The asset purchase agreement also provides for our right to repurchase the 824,811 shares of our common stock we issued to YaYa, LLC as the acquisition consideration. This right is exercisable in our sole discretion if YaYa Media fails to produce net income (determined without giving effect to any interest charges on our prior loans to YaYa) for the period commencing on April 16, 2003 and terminating on April 30, 2004. The right is exercisable at the purchase price of $1.40 per share and is exercisable in whole or part.

We issued a press release on April 17, 2003 reporting the closing of the acquisition transaction.

YaYa, LLC and our company also entered into a Voting Agreement, dated as of April 16, 2003. This agreement provides that YaYa, LLC will vote all of the shares of our common stock that they own, including the 824,811 shares YaYa, LLC acquired in the acquisition transaction, as directed by our board of directors, except in connection with any (a) tender offer by a party other than YaYa, LLC or an affiliate of YaYa, LLC, (b) transaction which is subject to Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended, or (c) merger involving our company where, as a result of such merger, the then stockholders of our company would, upon consummation of such merger, own less than 50% of the total voting power of the entity surviving such merger. The voting agreement further provides that YaYa, LLC’s obligation to vote its shares as directed by our board of directors in the election of any of our directors only shall be required so long as, after the election of such directors, (x) one director is designated by YaYa, LLC, in the case our board of directors is comprised of at least five, and no more than seven, members or (y) two directors designated by YaYa, LLC, in the case our board of directors is comprised of at least eight members. The voting agreement will terminate upon the earlier to occur of: (1) the written agreement by the holders of at least 50% of the shares originally issued to YaYa, LLC in connection with the acquisition transaction and our company, (2) the day following the 20th consecutive trading day where the closing price of our common stock exceeds $7.50 per share and (3) April 16, 2010.

The closing of the acquisition transaction resulted in the option previously granted to Stephen K. Bannon on July 12, 2002 to purchase up to 175,000 shares of our common stock at $1.41 per share and the option previously granted to Jay Brown on July 12, 2002 to purchase up to 87,500 shares of our common stock at $1.41 per share to each become fully exercisable. These options were granted to Messrs. Bannon and Brown as compensation for future and past services when serving on our special advisory group to our board of directors. The advisory group was established on July 12, 2002 for the purpose of conducting initial reviews of merger and acquisition candidates. Mr. Bannon is the Vice-Chairman of our board of directors and Mr. Brown is our outside corporate counsel and the beneficial owner of more than 5% of our common stock.

Item 7. Financial Statements and Exhibits.

(a)  Financial statements of business acquired.

Not required as none of the comparisons set forth in Item 310(c)(2)Rule 1-02(w) of Regulation S-B equal or exceed 20%.

(b)  Pro forma financial information.

No financial statements of the business acquired are required to be filed with this Current Report on Form 8-K.

(c)  Exhibits.

Listed below are all exhibits to this Current Report on Form 8-K.

Exhibit
Number	Description

2.1	Asset Purchase Agreement, dated as of April 16, 2003, among YaYa, LLC, American Vantage Companies and YaYa Media, Inc.
10.1	Voting Agreement, dated as of April 16, 2003, among YaYa, LLC and American Vantage Companies.
99.1	Press Release, dated and disseminated on April 17, 2003.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2003

American Vantage Companies

By:	/s/ Ronald J. Tassinari

Ronald J. Tassinari, President and Chief Executive Officer

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